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                                                                   Exhibit 10.16

                                   AGREEMENT

     METALLURG, INC. ("MI") and ROBIN A. BRUMWELL ("RAB") hereby agree, for good and valuable consideration, the receipt and sufficiency of which are acknowledged to the following terms and conditions in connection with the termination of RAB's employment with MI:

     1) MI shall purchase an annuity in lieu of any other obligation MI may have had with respect to continuing accrual of service in MI's pension plan. The annuity shall provide a monthly benefit of $344 commencing August 1, 2009 and continuing for your life with a certain term of ten years payable to your named beneficiary in the event of your death prior to July 31, 2019. In the event of your death prior to August 1, 2009 a lump sum settlement (approximately $25,000) would be paid to your named beneficiary.

     2) MI shall continue to pay RAB a monthly salary (subject to all of the usual withholdings and deductions) at your current rate through December 31, 1999.

     3) Effective January 1, 2000, MI shall make a lump sum payment to RAB of all salary that would be due to him from January 1, 2000 through October 31, 2000 ($216,667), subject to all required withholdings and deductions (net after tax payment of $113,040). RAB shall thereupon release MI from any continuing obligation to make monthly salary payments to him. The net after tax payment shall be applied against the principal balance of, and all accrued and unpaid interest on, three tax loans (total: $152,321) made to RAB in 1997 and 1998. The balance remaining under said loans ($39,281) shall be forgiven by MI in consideration for RAB's release herein and other agreements set forth in this document and shall, as required, be reported on Form 1099 for the year 2000.

     4) MI shall assign and transfer to RAB all right, title and interest in and to your current company automobile and RAB shall thereafter be responsible for insuring said vehicle. RAB acknowledges that there will be a benefit in kind of $2,000 reflected in your compensation for tax purposes in connection with this transfer.


     5) MI shall not make any further payments to, or on behalf of, RAB in connection with any club memberships, tax preparation or advice.

     6) MI shall make a payment to RAB in the amount of $7,400 corresponding to 9/12 of the 15,000 Swiss francs annual fee for service during the period August 1998 to April 1999 as a director of FAG.
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     7)   MI shall pay RAB $7,222 for all accrued and unused vacation time through April 30, 1999.

     8) RAB's participation in MI's medical, dental and life insurance plans will continue as set forth in the Employment Agreement between RAB and MI, dated November 19, 1998 (the "Employment Agreement").

     9) RAB's restriction against competition shall continue as set forth in the Employment Agreement.

     10) With the exception of the matters set forth in paragraphs 1 through 7 above, all of the terms and conditions in the Employment Agreement shall remain in full force and effect.

     11) RAB acknowledges and agrees that other than as set forth in this Agreement, MI does not owe RAB any other amounts as salary, benefits or reimbursements.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of July 2, 1999.


                                        METALLURG, INC.

                                        By: /s/ Alan D. Ewart
                                           ----------------------
                                              Alan D. Ewart
                                            President and CEO

                                            /s/ Robin A. Brumwell
                                           ----------------------
                                            Robin A. Brumwell